Exhibit 99.1

Community Bankers Trust Corporation Announces

Appointment of New Board Member

October 23, 2020 (Richmond, Virginia) – Community Bankers Trust Corporation (NASDAQ: ESXB), the holding company for Essex Bank, announced today that it has appointed Ira C. Harris to its Board of Directors.  Dr. Harris will also serve as an independent director of the Bank.

Dr. Harris has been a member of the faculty of the McIntire School of Commerce at the University of Virginia since 2003. His expertise focuses on business management, corporate governance and mergers and acquisitions, and he has analyzed boards of directors and their approaches to major strategic decisions. Before joining the McIntire School, he taught at the University of Notre Dame and Texas A&M University. Dr. Harris is a certified public accountant and worked as an auditor with Deloitte Haskins & Sells and as a financial reporting manager at MCI Telecommunications. He has owned and operated Store-Tel Storage, his family’s self-storage business in Tappahannock, Virginia, since 2003. Dr. Harris is a graduate of Howard University, and he holds a M.B.A. in corporate strategy from the University of Pennsylvania and his Ph.D. in strategic management from The University of Texas at Austin.

Dr. Harris stated, “I am appreciative of the opportunity to work with the Board of Directors and management as we move forward in an evolving industry. I am eager to complement the expertise and experience already on the Board with my insight into strategic corporate management and oversight, and my experience in having done so specifically in the banking industry.”

Dr. Harris previously served on the Board of Directors of Eastern Virginia Bankshares, Inc. from 2004 until it was acquired by Southern National Bancorp of Virginia, Inc. in 2017.

John C. Watkins, Chairman of the Board of the Company and the Bank, stated, “We are pleased to welcome Ira to our Board of Directors. We are also grateful to have the opportunity to enhance our Board with Ira’s unique skillset as a professional and academic, as well as with his years of experience with public and private companies, including in our industry. We look forward to his insights and perspectives adding immediate value in the boardroom. The addition of Ira is another step in our ongoing process of board refreshment, as we remain focused on maximizing shareholder value, through successfully executing on our business plan and critically analyzing strategic opportunities that become available.”

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About Community Bankers Trust Corporation and Essex Bank

Community Bankers Trust Corporation is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 18 of which are in Virginia and six of which are in Maryland. The Bank also operates two loan production offices.

Additional information on the Bank is available on the Bank’s website at www.essexbank.com. For information on Community Bankers Trust Corporation, please visit its website at www.cbtrustcorp.com.

Contact: John M. Oakey, III
Community Bankers Trust Corporation
804-934-9999